                                                                   EXHIBIT 10.27

                           MANUFACTURING AGREEMENT

Agreement made this 21st day of December 1994 by and between Euro-Matic Limited, a company organized under the laws of the United Kingdom and having its offices and principal place of business at Sinclair House, The Avenue, Ealing, London W13 8NT England (hereinafter referred to as "Euro-Matic") and Hedstrom Corporation, a Delaware Corporation, having a place of business at 1401 Jacobson Avenue, Ashland, Ohio U.S.A. (hereinafter referred to as "Hedstrom").

Euro-Matic and Hedstrom are currently parties to two separate contracts dated July 21, 1987 and April 13, 1994 respectively regarding the production of playpen balls for both Hedstrom and Euro-Matic. All terms and conditions of the previous contracts remain in full force and effect and are not amended by the terms of this Agreement.

The purpose of this Agreement is to establish the terms and conditions for the manufacture and sale of additional playpen balls by Euro-Matic to Hedstrom.

The parties agree as follows:

1. Hedstrom Corporation currently projects the required annual volume of playpen balls to be purchased by Hedstrom from Euro-Matic at 25,000,000 balls. Euro-Matic hereby agrees to purchase the necessary equipment (blow molder, molds and support equipment) to produce from such equipment and make available to Hedstrom 20,000,000 80mm playpen balls annually. Euro-Matic also agrees to produce and make available to Hedstrom an additional 5,000,000 balls from existing equipment at Euro-Matic's Wilson, North Carolina facility.

2. In consideration of the investment by Euro-Matic from the purchase of the required equipment, Hedstrom agrees to purchase a minimum of 40,000,000 playpen balls from Euro-Matic during the first two years of this agreement, beginning January 1, 1995. If for any reason Hedstrom shall have failed to purchase at least 40,000,000 playpen balls by the end of the initial two year period, Hedstrom agrees to pay to Euro-Matic an amount equal to $.0065 times the difference between the number of balls actually purchased and 40,000,000.

3. During the third and fourth years of this agreement, the purchase price for any balls purchased by Hedstrom shall be at $.0065 per ball less than the then existing sell price for each ball as to which Hedstrom paid $.0065 in accordance with paragraph 2 of this Agreement, up to the amount previously paid to Euro-Matic for the failure to meet the agreed upon minimum 40,000,000 balls.

4. If during the two year period starting January 1, 1995, Euro-Matic fails to make deliveries of at least an average 5,000,000 balls per quarter, averaged over two consecutive quarters, Hedstrom's obligation to purchase the minimum number of balls set forth in paragraph 2 of this Agreement shall terminate.

 5. The purchase price for playpen balls to be sold pursuant to this Agreement shall be the sum of $.068 per ball during the term of this Agreement. Notwithstanding the foregoing, if Hedstrom and Euro-Matic agree upon a price change for balls manufactured by Hedstrom for Euro-Matic, such price change shall be applied to the purchase price for balls purchased by Hedstrom pursuant to this Agreement. The playpen balls to be purchased by Hedstrom will be made available prepacked in a polybag with 450 mixed color balls per polybag. Terms of the sale will be FOB Wilson, North Carolina, net at the end of the month following date of invoice.

 6. Hedstrom agrees to purchase playpen balls exclusively from Euro-Matic during the four year term of this Agreement, provided, however, if Hedstrom's demands should be greater than Euro-Matic's contractual obligation to supply (25,000,000 balls annually) and Euro-Matic fails to supply the additional requirements, Hedstrom shall have the right to purchase the excess demand from any other source.

 7. Hedstrom and Euro-Matic agree that 80mm playpen balls are required by Hedstrom, but Hedstrom agrees that on occasion it will temporarily accept a limited quantity of 73mm, 75mm and/or 76mm playpen balls.

 8. Hedstrom agrees that the $.01 royalty per ball pit ball provided for by that certain agreement dated April 13, 1994 between the parties will be paid on all ball pits sold regardless of whether balls were manufactured and/or supplied by Euro-Matic or Hedstrom Corporation per Manufacturing and Royalty Agreement dated April 13, 1994.

 9. This Agreement shall automatically renew for successive one year renewal terms following the initial four year term, provided, however, that either party shall have the right to terminate this Agreement by giving a written notice of cancellation not less than 90 days prior to the commencement of any renewal term.

10. Euro-Matic warrants and agrees that it will ship good and marketable title to balls to Hedstrom and the balls will conform to Euro-Matic's current specifications, will be free from defects in workmanship and material and will comply with all applicable statutes, laws, orders, rules and other governmental regulations. These warranties shall survive inspection, shipment and payment.

11. Euro-Matic shall indemnify and hold harmless Hedstrom from and against the attempted imposition by any customer of Hedstrom of any claims, damages, suits, expenses, liabilities and judgments, and from and against the costs (including reasonable attorneys' fees and disbursements) of defending against the same, with respect to any such claims, damages, suits, expenses, liabilities and judgments resulting from the sole failure of Euro-Matic to conform to Hedstrom's specifications in the production of Products hereunder or other negligence in the production thereof in the part of Euro-Matic.

12. This Agreement shall not be construed as creating a relationship of joint venture partnership or principal and agent between the parties. Neither party shall act or attempt to act or represent itself as acting directly or by implication as agent for the other or in any manner assume or create or attempt to assume or create any obligation on behalf of the other.

13. All notices and other communications from either party hereto to the other party under this Agreement shall be in writing and addressed to such other party at its address first written above or sent by telex, telefax or the equivalent thereof. Either party may by notice in writing to the other, change its address. Notices and other communications required by this Agreement shall be sent by registered or certified mail, return receipt requested, or the United Kingdom equivalent thereof, and shall be deemed to have been given on the day such notice or communication was mailed.

14. This Agreement has been entered into and shall be governed, construed and interpreted pursuant to in accordance with the laws of the State of Pennsylvania.

15. This Agreement sets forth the entire understanding between the parties hereto and may not be added to or modified by oral representations or understandings. No change in the printed terms of this Agreement shall be of any force or effect unless in writing and signed by each party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.


HEDSTROM CORPORATION                    EURO-MATIC LIMITED



By: /s/ James D. Braeunig               By:   /s/ [ILLEGIBLE]
   ----------------------                  ---------------------

Title:    Vice-President                Title:    M. Director
      -------------------                     ------------------